Exhibit- 10.12
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), dated as of 2/24, 2004 (the “Effective Date”), is by and between Government Properties Trust, Inc., a Maryland corporation (the “Company”), and Nancy D. Olson, a resident of Nebraska (the “Executive”):
     WHEREAS, the Executive has extensive experience with real estate companies which acquire, broker, lease and manage commercial real estate and real estate investment entities; and
     WHEREAS, the Company wishes to employ the Executive in the capacities and on the terms and conditions set out below, and the Executive desires to accept such employment, in the capacities and on the terms and conditions set forth below.
     NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:
     1. Duties and Scope of Employment.
     (a) Positions. The Executive shall be employed by the Company as its Chief Financial Officer (“CFO”) and Treasurer.
     (b) Duties. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of CFO and Treasurer, and such other executive duties and responsibilities as the President and Chief Executive Officer (“CEO”) shall from time to time assign to the Executive. In particular, the Executive shall: (i) create and supervise the office of Chief Financial Officer; (ii) create and supervise the Corporate and Property Management Accounting Departments; (iii) supervise the corporate treasury function; (iv) employ, establish duties for and adjudge the performance of the Corporate Controller; (v) interface with the asset and property management, acquisition and project financing functions; (vi) supervise the human resource/personnel functions; and (vii) carry out those duties ordinarily associated with the position. The Executive shall also sit as a member of the Company’s Executive Management Committee.
     (c) Extent of Services. Except for illnesses and vacation periods, the Executive shall devote all of her professional time, attention and best efforts to the performance of her duties and responsibilities under this Agreement. Notwithstanding the foregoing, Executive may (i) make any passive investment where she is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable, academic, political or community activities and boards, and in trade or professional organizations, and (iii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time.
     (d) Reporting. The Executive shall report to the CEO.

     2. At Will Employment by the Company. The parties agree that the Executive’s employment with the Company will be “at will” and may be terminated by the Company or by the Executive at any time with or without cause and with or without notice. The Executive understands and agrees that for the duration of this Agreement, her job performance and promotions, commendations, bonuses or the like from the Company shall not give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her “at will” employment with the Company.
     3. Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter for a term of three (3) years following the Effective Date (the “Initial Term”). At the end of the Initial Term, this Agreement shall be automatically extended for an additional one (1) year unless either party terminates this Agreement not later than thirty (30) days prior to the end of the Initial Term by providing written notice to the other party of such party’s intent not to renew, or it is sooner terminated pursuant to Section 8. For purposes of this Agreement, “Term” shall mean the Initial Term plus any extension pursuant to this Section 3.
     4. Compensation.
     (a) Base Salary. During the Term of this Agreement, the Company shall pay the Executive as compensation for her services a base salary at the annualized rate of one hundred thirty thousand dollars ($130,000.00) with a minimum annual percentage increase equal to the percentage increase, if any, in the level of the CPI (as hereinafter defined) last published prior to January 1 of the year in question over the level of the CPI published in 2003 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and shall be subject to required withholding.
     The term “CPI” means the Consumer Price Index now known as the U.S. Bureau of Labor and Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers, all Items for the Omaha, Nebraska SMSA. If the CPI shall be discontinued, the foregoing calculation shall be made using a reasonably equivalent successor or comparable measure of increase in the cost of living in Omaha, Nebraska.
     (b) Annual Incentive Bonus. The Executive shall be eligible to receive an annual incentive bonus to be paid in the form of cash or restricted stock grants which will vest ratably over three years, thirty-three and one-third percent (33.33%) to vest on the first anniversary of the grant and two and seven-ninths percent (2.77%) to vest monthly thereafter, which shall be subject to both the recommendation of the CEO and the consent of the Compensation Committee and predicated upon the Executive meeting mutually agreed upon performance objectives with the CEO.
     (c) Grant. The Executive shall be granted, not later than March 31, 2004, 28,980 shares of the Company’s restricted common stock which will vest ratably over three years, thirty-three and one-third percent (33.33%) to vest on the first anniversary of the grant and two and seven-ninths percent (2.77%) to vest monthly thereafter.

     5. Employee Benefits; Insurance.
     (a) Benefits. During the Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
     (b) D&O Insurance. During the Term and thereafter for a period sufficient to include any claims made within applicable statute of limitations, the Company shall maintain director and officer insurance covering the Executive’s acts and omissions while an officer of the Company, in a face amount of not less than ten million dollars ($10,000,000.00).
     6. Paid Time Off. The Executive will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy.
     7. Expenses. The Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     8. Termination.
     (a) Voluntary Termination; Termination for Cause. If the Executive’s employment with the Company is terminated by the Executive voluntarily without Good Reason (as defined below), or is terminated by the Company for Cause (as defined below) during the Term, then all vesting of unvested equity compensation awards and other benefits will terminate immediately and all payments of compensation by the Company to the Executive hereunder will terminate immediately (except as to amounts already earned).
     (b) Involuntary Termination. If Executive’s employment is terminated by the Company without Cause (as defined below) or if the Executive terminates her employment with Good Reason (as defined below) during the Term, then the Executive will be eligible for severance benefits in accordance with the Company’s practices as then in effect, which shall not be less than the remaining Base Salary to be paid hereunder through the Term, and all unvested grants shall immediately become fully vested and exercisable.
     (c) Death: Disability. This Agreement will automatically terminate in the event of the death of the Executive and may be terminated by either party in the event of the physical or mental disability of the Executive to such extent that the Executive is unable to perform her duties herein for a continuous period exceeding ninety (90) days or for an aggregate of one hundred twenty (120) days in any twelve month period during the Term. For purposes of counting the foregoing periods, days properly designated by the

Executive as vacation days shall not be counted, nor shall days designated by the Executive as vacation serve to break the continuous periods set forth above. In the event this Agreement is terminated due to the Executive’s death or disability, all vesting of unvested equity compensation awards will terminate immediately and the Executive or her estate, as the case may be, shall be paid the Executive’s Base Salary and shall continue to receive all accrued fringe benefits hereunder through the end of the month in which the termination event occurs.
     (d) Cause. For purposes of this Agreement, “Cause” shall mean: (i) an act of fraud or dishonesty by the Executive in connection with the Executive’s responsibilities as an employee; (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony or gross misdemeanor; (iii) Executive’s gross misconduct: (iv) the Executive’s continued failure to perform employment duties for at least thirty (30) days after the Executive has received a written demand for performance from the Company that specifically sets forth the factual basis for the Company’s belief that the Executive has not performed her duties; (v) any breach by the Executive of this Agreement or any other agreement between the Executive and the Company or any of its affiliates; (vi) the Executive’s commencement of employment or a consulting arrangement with another employer while an employee of the Company or any of its affiliates without the Company’s prior written consent; (vii) knowing noncompliance by the Executive with the human resources policies of the Company should said failure to comply continue for a period of thirty (30) days after written notice of same; or (viii) knowing nonconformance with the Company’s standard business practices and policies, should said failure to conform exist for a period of thirty (30) days after written notice of same.
     (e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions or omissions, provided the Executive notifies the Company of her determination that Good Reason exists within thirty (30) days of the action or omission on which such determination is based:
     (i) a material reduction of the Executive’s duties or responsibilities or a change in reporting requirements, as the case may be;
     (ii) an involuntary reduction in the Executive’s then-outstanding Base Salary; or
     (iii) absent the Executive’s prior written consent, the requirement by the Company that the principal place of business at which the Executive performs her duties be changed to a location that is outside the Omaha, Nebraska MSA.
     9. Confidential Information. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information that is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including information regarding clients, properties, customers, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, technical processes and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to her employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of her confidentiality obligations hereunder by law or in any judicial or administrative proceeding (in which case, the Executive shall provide the Company with notice). In the event of the termination of her employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to her employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 9 are not intended to restrict the Executive’s use of such previously acquired knowledge.
     In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking, a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
     10. Arbitration.
     (a) General. In consideration of the Company’s employment of the Executive and the Executive’s receipt of the compensation, pay raises and other benefits paid to the Executive by the Company, at present and in the future, the Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such) arising out of, relating to, or resulting from the Executive’s service to the Company under this Agreement or the termination of the Executive’s service with the Company, including any breach of this Agreement shall be subject to binding arbitration under the arbitration rules set forth in the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes (the “Rules”). The Company may commence a judicial proceeding concurrently with arbitration for the sole purpose of seeking injunctions or other equitable relief to enforce the provisions of Section 9 of this Agreement or to otherwise protect the Company’s trade secrets or proprietary information. Disputes which the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, state discrimination and employment statutes, claims of harassment discrimination or wrongful termination and any statutory claims. The Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the Executive.
     (b) Procedure. The Executive agrees that any arbitration will be administered by the AAA in Omaha, Nebraska, and that a neutral arbitrator will be selected in a manner consistent with the Rules. The arbitration proceedings will allow for discovery according to the rules set forth in the Rules and the Federal Rules of Civil Procedure (the “FRCP”). Evidence shall be admitted in accordance with the Federal Rules of Evidence. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Executive agrees that the arbitrator shall issue a written decision on the merits. The Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law. The Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the FRCP and that to the extent that the Rules conflict with the FRCP, the FRCP shall take precedence.
     (c) Remedy. Except as provided in Section 10(a) above and the FRCP, arbitration shall be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided in Section 10(a) above and the FRCP, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
     (d) Expenses. The Executive and the Company agree that all fees and expenses associated with the arbitration, including, without limitation, administrative or hearing fees of the arbitration and legal fees and expenses of the Executive and the Company associated therewith, shall be paid by the Executive, in the event the arbitrator resolves the controversy or dispute in favor of the Company, and by the Company, in the event the arbitrator resolves the controversy or dispute in favor of the Executive.
     (e) Availability of Injunctive Relief. In addition to the right to petition the court for provisional relief, the Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

     (f) Administrative Relief. The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.
     (g) Voluntary Nature of Agreement. The Executive acknowledges and agrees that she is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that she has carefully read this Agreement and has asked any questions needed for her to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that she is waiving her right to a jury trial. Finally, the Executive agrees that she has been provided an opportunity to seek the advice of an attorney of her choice before signing this Agreement.
     11. Cooperation in Future Matters. The Executive hereby agrees that for a period of twelve (12) months following her termination of employment, she will cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making herself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with her rights under or ability to enforce this Agreement. Notwithstanding anything herein to the contrary, no cooperation shall be required from the Executive after her termination during any period of time in which the Executive is in a dispute with the Company concerning any compensation or arrangement or other benefit provided for herein.
     12. General.
     (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given, if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 12(a).

If to the Company, to:	Government Properties Trust
10250 Regency Circle, Suite 100
Omaha, Nebraska 68114-3754
Attn: Chief Executive Officer

     If to the Executive, at her last place of business and residence shown on the records of the Company.
Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, three (3) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication, electronic mail or telecopy, provided a copy of such communication is sent by regular mail, as described above.
     (b) Seyerability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
     (c) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privileges, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
     (d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     (e) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board of Directors.
     (f) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Nebraska, without giving effect to principles of conflicts of law.
     (g) Consultation with Counsel. The Executive acknowledges that she has had a full and complete opportunity to consult with counsel or other advisers of her own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.
     (h) Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

     (i) Survival. The provisions of Sections 9, 10 and 11 shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GOVERNMENT PROPERTIES TRUST, INC.		NANCY D. OLSON

By:	/s/ Thomas D. Peschio Thomas D. Peschio	/s/ Nancy D. Olson
Chief Executive Officer

Dated: 2/24, 2004		Dated: Feb 24, 2004